                                                                    EXHIBIT 21.1


                  Subsidiaries of Insurance Auto Auctions, Inc.

                                                          Jurisdiction
        Name                                            of Incorporation
        ----                                            ----------------

Insurance Auto Auctions Corp. (wholly owned)                Delaware